EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS OCTOBER 2006 PERFORMANCE

            HOUSTON, Nov. 1, 2006 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in October 2006 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 851 million, up 9.1 percent over October 2005, and available seat miles (ASMs) increased by 8.0 percent compared with October 2005.  ExpressJet's October load factor was 77.5 percent, a 0.8 point increase over October 2005.  The company flew 78,036 block hours, compared with 69,667 block hours in October 2005, and operated 41,820 departures, versus 38,265 departures in October 2005.

            Also in October 2006, ExpressJet operated at a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control.  ExpressJet had a total completion factor of 96.9 percent during the month.  In September 2005, ExpressJet’s controllable completion factor was 99.9 percent and its total completion factor was 97.7 percent.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, provides third-party training through its Training Services division and offers charter services through its Corporate Aviation division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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EXPRESSJET REPORTS OCTOBER 2006 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

OCTOBER	2006		2005		Change

Revenue Passenger Miles (000)	850,767		779,923		9.1	Percent

Available Seat Miles (000)	1,098,445		1,017,333		8.0	Percent

Passenger Load Factor	77.5	Percent	76.7	Percent	0.8	Points

Block Hours	78,036		69,667		12.0	Percent

Departures	41,820		38,265		9.3	Percent

YEAR-TO-DATE	2006		2005		Change

Revenue Passenger Miles (000)	8,616,328		7,361,791		17.0	Percent

Available Seat Miles (000)	11,025,649		9,895,570		11.4	Percent

Passenger Load Factor	78.1	Percent	74.4	Percent	3.8	Points

Block Hours	764,446		683,351		11.9	Percent

Departures	410,440		372,717		10.1	Percent

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